Exhibit 10.05

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EXECUTIVE INCENTIVE PLAN

1.	Plan Purpose

The goals of the MobiTV Executive Incentive Plan (the “Plan”) are: (i) to motivate, attract, reward and retain highly qualified employees who are important to the success of MobiTV (the “Company”), and (ii) to provide competitive compensation incentives relating directly to the financial performance and long-term growth of the Company. These goals are realized through payment of discretionary bonuses that are tied to attainment of individual and/or corporate goals.

The MobiTV Executive Incentive Plan is one of the ways in which exempt employees can share in the successes they have helped to create for the company. Key principles underlying the payment of bonuses paid under this program are fairness, commitment to a collaborative and supportive working environment and retention of key team members. We annually review this plan in an effort to reflect current market conditions in order to ensure that we meet the above objectives.

The rest of this document provides detail on how the Executive Incentive Plan will work.

2.	Plan Objectives

The objectives of the MobiTV Executive Incentive Plan are to:

•	Reward the successful achievement of company revenue targets,

•	Drive the development of a successful and profitable business,

•	Motivate, attract, reward and retain highly qualified exempt employees who are important to the Company’s success,

•	Provide competitive compensation incentives relating directly to the financial performance and long-term growth of the Company, and

•	Reinforce our high standards for professional ethics and positive corporate citizenship (our Guiding Principles).

3.	Plan Definitions

(a)	“Affiliates” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing.

(b)	“Award” means a cash bonus paid or to be paid to a Member under the Plan for a Fiscal Year.

(c)	“Board” means the Board of Directors of the Company.

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(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan.

(f)	“Company” means MobiTV, a Delaware corporation, and its successors.

(g)	“Fiscal Year” means the Company’s fiscal year ending December 31, 2010, and each subsequent fiscal year thereafter.

(h)	“Guiding Principles” means the fundamental principles, as may be set by the Company from time to time, to which employees of the Company are to strive to adhere in the performance of their job duties.

(i)	“Member” means any exempt full-time benefited employee eligible for the Plan as described in the eligibility section below.

(j)	“Plan” means the MobiTV Executive Incentive Plan, as amended from time to time.

(k)	“Plan Pool” means the amount of cash reserved by the Committee as available for granting Awards for the Fiscal Year under the Plan, as further described in Section 6 below.

(l)	“Executive Council” means the Executive Officers of the Company, to include the CEO, CFO, COO, CTO, CMO, and President.

4.	Administration

The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan. All determinations and decisions of the Committee shall be final, conclusive and binding upon all persons. The Committee delegates to the Executive Council the power to act under the Plan or pursuant to the provisions of the Plan. The acts of a majority of the members present, or acts approved in writing by a majority of the entire Executive Council without a meeting, shall be the acts of the Executive Council for purposes of this Plan. The CEO may authorize one or more of the Executive Council members to act on behalf of the Executive Council. Members of the Executive Council shall not exercise any discretion respecting himself or herself under the Plan. In addition, only the Committee may administer Awards to any person who is an officer of the Company or who would be, in a public company, subject to the reporting requirements of Section 16 of the US Securities and Exchange Act of 1934, as amended.

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5.	Plan Eligibility

Subject to the other provisions in the Plan, to be eligible to receive discretionary bonuses under this Plan, a Member must first complete at least three months of employment with MobiTV (“eligibility service”) during the fiscal year.

Members who have completed three months of eligibility service on or before April 1, 2010 will be eligible under the plan on that date. All other Members will become eligible under the Plan once they have completed 3 months of service with MobiTV. Once Members meet the eligibility service requirement, they receive bonus consideration for all service through the end of the Fiscal Year. Members hired on or after October 1 of the plan year are not eligible for any bonus paid for the year in which they are hired unless they are deemed eligible by the Committee.

Unless otherwise approved by the Committee, a Member is not eligible under the Plan if he or she participates in or is eligible for the Sales Incentive Plan, the Advertising Sales Incentive Plan, the Sweden Incentive Plan, overtime compensation, or another incentive plan.

Members on a Performance Improvement Plan and/or who have a rating of less than Successful are not eligible to receive a bonus payout.

Bonuses are paid as soon as practicable following the end of the Company’s Fiscal Year, but not later than two and one-half months after year-end. In order to be eligible for payment of a bonus under this Plan, a Member must be employed by the Company through March 1 following the close of the prior fiscal year (i.e. the day that bonuses are calculated). Members hired within the Fiscal Year are eligible for a prorated bonus covering the portion of the Fiscal Year in which they were hired.

For Members on leave of absence from employment for more than 30 calendar days within the fiscal year, bonus payments will be prorated to reflect the actual number of days on leave status during the period for which the bonus is applicable. Members who receive salary adjustments/promotions during the year are prorated based on the number of days in each position.

The Committee may establish additional eligibility criteria in writing, as necessary.

6.	Plan Pool; Corporate and Individual Targets

Discretionary bonuses shall be paid to a Member or Members selected by the Committee based on the attainment in a Fiscal Year of Corporate Targets, Individual Payout Targets, and Management Objectives. The Compensation Committee determines the size of the Plan Pool for the Fiscal Year based upon the corporate targets for such Fiscal Year as determined pursuant to the Corporate Targets Section below. The aggregate bonuses paid for a particular Fiscal Year shall not exceed the Plan Pool for that Year.

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(a)	Plan Pool. The Plan is funded through company performance to financial goals and performance metrics. Individual employee award targets are established as a percentage of an employee’s base salary. The Committee may, at its discretion, also establish a minimum and/or maximum pool size with the exact amount of the Plan Pool being determined at a later time. Minimum funding in 2010 is 50% of the target bonus pool, which accrues regardless of EBITDA and Revenue. Maximum funding in 2010 is at 200% of the target bonus pool, which occurs when the company achieves 150% of target. Between 50% of target performance and 150% of target performance, the bonus pool accrues according to the following formula:

•	Between 50% of target performance and 150% of target performance, the bonus pool accrues according to the following formula:

•	For performance at $64,000,000 revenue or an EBITDA loss of not more than $4,745,0238., the bonus pool accrues at 70% of target.

•	For performance at $67,000,000 revenue or an EBITDA loss of not more than $3,455,023, the bonus pool accrues at 85% of target.

•	For performance at $70,014,007 revenue or an EBITDA loss of not more than $2,159,000, the bonus pool accrues at 100% of target.

•	For performance at $105,021,011 revenue or EBITDA of $12,894,012, the bonus pool accrues at 200% of target.

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The bonus pool accrues on a pro-rata basis between each of the above break points. For example, at $65.5M in revenue, the pool accrues at 77.5%% of target. Likewise, at $68.5M in revenue, the pool accrues at 92.5% of target. And so forth.

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If the Company misses the target Revenue and/or EBITDA goal but achieves break-even EBITDA profitability (including the cost of bonuses) consistent with the Board approved 2010 company budget, the bonus pool accrues at 100% of target.

•	Calculation of EBITDA is based on an EBITDA achievement calculation including the cost of bonus costs at target.

(b)	Corporate Targets. Within the first four months of the Fiscal Year, the Committee shall determine the Corporate Targets on which Awards shall be calculated. The Corporate Targets shall be based on one or more indicators of the Company’s financial performance, such as gross revenue, net income, earnings per share, return on equity, earnings (e.g. EBIT or EBITDA), gross profit and stock price. For 2010, the corporate targets include revenue achievement of $70,014,007, or an EBITDA loss of not more than $2,159,000, or achievement of break-even EBITDA profitability by year-end.

(c)	Individual Payout Targets. Additionally, within the first four months of the Fiscal Year, the Committee shall determine the Individual Payout Targets for each Member the Committee desires to consider for a bonus, based on the extent of

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achievement of the established corporate targets (including minimum and maximum payout targets for underachievement or overachievement). Such Individual Payout Targets shall be based on the Member’s annual base salary.

(d)	Management Objectives. In addition to achieving financial goals, a Member’s bonus is dependent on the size of the pool and the Committee’s assessment of the extent of achievement of specific non-financial performance objectives relating to the overall success of the Company. These specific objectives may change on an annual basis, but generally will include such items as client satisfaction, operating effectiveness, platform stability, service usage, obtaining key clients, good corporate citizenship, and so forth.

(e)	Change in Business. If, at any time during the Fiscal Year, the Committee deems a change in the Company’s business, operations, corporate or capital structure, the manner in which it conducts business or any other change to be extraordinary and material and determines that, as a result of such change, the Plan Pool or any Corporate Target is no longer appropriate for such Fiscal Year, it may modify such Plan Pool or Corporate Target, as it deems appropriate and equitable in its discretion.

7.	Payment of Awards

(a)	Determination of Actual Awards. Actual awards to employees are based on several factors: 1) The size of the Executive Incentive Pool (determined by company performance); 2) Individual’s Target incentive based on position; and 3) An individual’s contributions and performance as assessed by their manager (in the case of C-Level team members that will mean the Compensation Committee and the Board of Directors).

•	Minimum individual payments are 0% of target or $0.

•	Maximum individual payments are capped at 200% of target.

All Awards tentatively determined are subject to adjustment or elimination, based on the Committee’s assessment of the Member’s contributions and performance during the applicable Fiscal Year (including but not limited to the adherence of such Member to the Company’s Guiding Principles).

(b)	Payment of Awards. Subject to Section 7(d) below, Awards under the Plan shall be paid in cash to Members on or before March 15 following the end of the applicable Fiscal Year. If a Member under the Plan is a participant in the Plan for only a portion of the applicable Fiscal Year, such Member may be entitled to receive a prorated Award, as determined by the Committee in its sole discretion.

(c)	Other Awards. Notwithstanding the foregoing, for any Fiscal Year, the Committee may make such other or additional Awards (determined under principles that may differ from those described in Section 6 above) to any

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Member under the Plan as it deems appropriate, so long as the aggregate Awards made under the Plan do not exceed any maximum Plan Pool.

(d)	Termination of Employment. A Member may not receive payment of any Award under the Plan for any Fiscal Year if such Member is not actively employed by the Company or its Affiliates on the date on which Awards are actually calculated for such Fiscal Year, unless otherwise determined by the Committee. A transfer of employment between the Company and any of its Affiliates shall not be deemed a termination of employment.

8.	Withholding

The Company or any Affiliate shall withhold from the payment of any Award hereunder any amount required to be withheld by law or mandate, to include but not limited to income and employment taxes, garnishments, plan deductions (e.g. 401(k) if applicable).

9.	Effect of Bonus on Benefits

Employee benefits are governed by separate law and insurance contracts and other contracts. This Plan will be administered in accordance with all such contracts and laws. Employees who have questions about how the bonus affects employee benefits may see Human Resources for more information. Except as may be permitted by a 401(k) plan maintained by the Company, no deferrals of a bonus or Award paid under the Plan will be permitted.

10.	Currency Conversion

Dollar amounts stated in the plan reflect local currency and are to be applied as stated.

11.	No Rights to Employment

Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Member’s employment at any time, nor confer upon any Member any right to continue in the employ of the Company or any Affiliate. Participation in this Plan is not to be construed as a contract of employment. All employees under the plan are employed at-will.

12.	No Assignment: Certain Rights of Members

Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any participant that may be determined to arise under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Member and shall not be subject in any manner to any claims of any creditor of any Member or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any

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Member, payment of a bonus or Award shall only be made to such Member. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Member to designate a beneficiary to whom any amounts would be payable in the event of any Member’s death.

To the extent a Member or other person may ever be determined to have acquired a right to receive payment with respect to an Award hereunder; such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate. All amounts payable under the Plan shall be paid from the general assets of the Company and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts.

13.	Suspension, Revision, Amendment, or Termination of the Plan.

The Committee may, from time to time, suspend, revise, amend or terminate the Plan at any time and with or without notice. As such, the Company reserves the right to discontinue or amend this plan and/or any targets, goals or objectives before, during, or after any Fiscal Year, as it may determine in its sole discretion and judgment.

14.	Disputes

The Committee shall have the discretion to settle any disputes regarding the establishment or operation of the Plan. The judgment of the Committee shall be final and all Members are bound to abide by the Committee’s decision.

15.	Severability

Should any provision of this Incentive Plan document be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Plan document in full force and effect.

16. Governing Law

The laws of California shall govern the Plan, except to the extent Federal law may apply. Any disputes arising under the Plan shall be brought in Superior Court in Alameda County, California.

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